CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE CMPETITIVE HARM TO ANABTYSBIO, INC. IF PUBLICLY DISCLOSED.

Exhibit 10.1

AMENDMENT NO. 6 TO COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 6 to the Collaboration and Exclusive License Agreement (this “Amendment”) is dated as of April 10, 2026 and effective as of January 30, 2026 (the “Amendment Date”), is entered into by and between (a) AnaptysBio, Inc., a Delaware corporation, having a place of business at 10770 Wateridge Circle, Suite 210, San Diego, California 92121 (“AnaptysBio”), and (b) TESARO, Inc., a Delaware corporation, having a place of business at 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02541 (“TESARO US”) and TESARO Development, Ltd., a Bermuda corporation, having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (together with TESARO US, “TESARO”). Collectively, AnaptysBio and TESARO are referred to as the “Parties” and, individually, as a “Party.” All capitalized terms used but not defined herein will have the meaning given to them in the Agreement (as defined below).

RECITALS

A.
WHEREAS, the Parties previously entered into that certain Collaboration and Exclusive License Agreement dated as of March 10, 2014 and as amended by Amendment No. 1 dated November 28, 2014, Amendment No. 2 dated February 29, 2016, Amendment No. 3 dated October 23, 2020, Amendment No. 4 dated October 21, 2021, and Amendment No. 5 dated October 30, 2023 (collectively, the “Agreement”);
B.
WHEREAS, pursuant to the Agreement, AnaptysBio grants TESARO and its Affiliates an exclusive license under certain patents and know-how to exploit Products in the Field and in the Territory, including in connection with the TIM-3 Development Program, and, as between the Parties, TESARO is responsible for conducting such TIM-3 Development Program; and
C.
WHEREAS, on October 1, 2025, TESARO provided AnaptysBio written notice of termination of the TIM-3 Development Program pursuant to Section 14.3 of the Agreement, and now, in accordance with Section 15.9 of the Agreement, the Parties wish to amend the Agreement in certain respects to address such termination and the effects thereof, in each case, upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.
Definitions. For purposes of this Amendment, the following terms shall have the following meanings.
(a)
“AnaptysBio Controlled Patents” means, collectively, the Patents set forth in Part A and Part B of Appendix D.
(b)
“Investigator” means any investigator conducting any Investigator-Sponsored Study.
(c)
“Investigator-Sponsored Studies” means the studies set forth in Appendix A.
(d)
“Ongoing Clinical Trials” means the clinical trials set forth in Appendix B.
(e)
“TIM-3 Product” means any pharmaceutical or biologic product or therapy comprising cobolimab, which is also referred to as TSR-022 or GSK4069889.
2.
Termination of the TIM-3 Development Program. The Parties agree that the TIM-3 Development Program is hereby terminated as of January 30, 2026 (the “Termination Date”). For the avoidance of doubt and notwithstanding anything to the contrary in the Agreement, save for its obligations expressly provided for under this Amendment, as of and following the Termination Date, TESARO and its Affiliates shall have no further obligations in relation to the TIM-3 Development Program or the TIM-3 Product, including, without

CONFIDENTIAL

limitation, any (a) funding or payment obligations under Section 14.4(e)(v) of the Agreement, or (b) obligations to transfer to AnaptysBio any materials or physical samples generated from any development activities in connection with the TIM-3 Development Program (provided that TESARO remains responsible for any costs and expenses related to the storage, destruction, and/or any other disposition of any such materials or physical samples).
3.
Grant of License. Notwithstanding anything to the contrary in the Agreement or this Amendment:
(a)
AnaptysBio acknowledges and agrees that TESARO and its Affiliates and any Investigators shall have the right, at TESARO’s own expense, to: (i) continue conducting, and complete (or wind down, as applicable), the Ongoing Clinical Trials and the Investigator-Sponsored Studies; (ii) with respect to each Ongoing Clinical Trial, [*]. For the avoidance of doubt, except for the TIM-3 Product, nothing in this Amendment shall affect any right or license granted to TESARO or any of its Affiliates under the Agreement and all such rights and licenses shall remain in full force and effect.
(b)
TESARO hereby reaffirms the grant to AnaptysBio, pursuant to Section 14.4(e)(ii) of the Agreement, of an irrevocable, non-exclusive, worldwide license, with the right to grant and authorize sublicenses, under TESARO’s interest in the Collaboration IP Rights, TESARO Patents and TESARO Know-How, to make, have made, use, sell, offer to sell and import the TIM-3 Product.
4.
[*]
5.
Patent Matters.
(a)
Allocation of Ownership.
(i)
With respect to the Patents set forth in Part A of Appendix D, from and after the Termination Date, as between the Parties, AnaptysBio shall continue to solely own such Patents and, at its sole expense, shall have the sole right to Prosecute and Maintain, and to solely enforce, such Patents.
(ii)
With respect to the Patents set forth in Part B of Appendix D (the “AnaptysBio Assigned Patents”), (A) from and after the Termination Date, as between the Parties, AnaptysBio shall solely own such AnaptysBio Assigned Patents and, at its sole expense, shall have the sole right to Prosecute and Maintain, and to solely enforce, such AnaptysBio Assigned Patents, and (B) effective as the Termination Date, TESARO (on behalf of itself and its Affiliates) hereby assigns to AnaptysBio all of TESARO’s and its Affiliates’ right, title and interest in and to such AnaptysBio Assigned Patents.
(iii)
With respect to the Patents set forth in Part C of Appendix D, from and after the Termination Date, as between the Parties, TESARO shall continue to solely own such Patents and, notwithstanding anything to the contrary in the Agreement or this Amendment, in no event shall TESARO or any of its Affiliates have any obligation to Prosecute and Maintain or to enforce any such Patent following the Termination Date.
(iv)
For the avoidance of doubt, the AnaptysBio Controlled Patents shall be subject to the licenses granted to TESARO under Section 5.1 of the Agreement with respect to Products under the PD-1 Development Program but not with respect to any antibodies or Products under the TIM-3 Discovery Program, TIM-3 Development Program, LAG-3 Discovery Program, or LAG-3 Development Program.
(b)
Disclosure. Promptly (and in any event within 45 days) following the Termination Date, TESARO, at its own expense, shall transfer to AnaptysBio all documents and files in TESARO’s possession that are reasonably necessary to effectuate the transition of Prosecution and Maintenance and

CONFIDENTIAL

enforcement rights in respect of the AnaptysBio Controlled Patents to AnaptysBio as contemplated by Section 5(a) of this Amendment.
6.
Publications. The publications planned by TESARO and its Affiliates with respect to the TIM-3 Development Program as of the Amendment Date are attached hereto as Appendix C (the “Planned Publications”). Appendix C may be updated from time to time (with AnaptysBio’s prior written consent, which consent shall not be unreasonably withheld) to include additional publications by TESARO, its Affiliates, or any Investigator with respect to the TIM-3 Development Program. As between the Parties, TESARO has the sole right, in its sole discretion, but not the obligation, to remain responsible for any publication activities that occur after the Termination Date with respect to the TIM-3 Development Program or the TIM-3 Product, including, but not limited to, revisions to any Planned Publication to address feedback from the target journal, re-submissions of any Planned Publication, and final publication of any Planned Publication. [*]. TESARO shall provide AnaptysBio with the opportunity to review and comment on a draft of each Planned Publication prior to its final submission to a target journal or publisher. TESARO and the authors of such Planned Publication shall consider in good faith any comments provided by AnaptysBio but, to maintain author independence, will not be required to accept such comments. Applicable publication guidelines, including but not limited to the target journal’s guidelines, the International Committee of Medical Journal Editors guidelines and Good Publication Practices, shall apply and shall govern decision making and accountability for the publication content for any Planned Publications.
7.
Governing Law. This Amendment and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles thereof that would result in the application of any other law.
8.
Complete Agreement. This Amendment, together with the Agreement, constitute the entire agreement, both written and oral, between the Parties with respect to the termination of the TIM-3 Development Program, and all other prior agreements respecting the termination of the TIM-3 Development Program, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties unless reduced to writing and executed by the respective duly authorized representatives of AnaptysBio and TESARO. TESARO, Inc., and TESARO Development, Ltd. shall be jointly and severally liable for all obligations of TESARO under this Amendment.
9.
Miscellaneous. This Amendment shall be effective for all purposes as of the Amendment Date. Except as expressly modified herein, the Agreement shall continue to remain in full force and effect in accordance with its terms. In the event of any express conflict between the Agreement and this Amendment, the terms and conditions of this Amendment shall supersede and control only with regard to the TIM-3 Development Program to the extent of such conflict. From and after the Amendment Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “hereto,” “herein,” and words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended, as applicable, by this Amendment. Sections 15.2, 15.3, 15.6, 15.7, and 15.10 of the Agreement shall apply to this Amendment, mutatis mutandis. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Date.

TESARO, INC.	ANAPTYSBIO, INC.
By: /s/ Hatixhe Hoxha Name: Hatixhe Hoxha Title: Assistant Secretary	By: /s/ Eric Loumeau Name: Eric Loumeau Title: Chief Legal Officer

TESARO DEVELOPMENT, LTD.
By: /s/ Justin Huang Name: Justin Huang Title: President

[Signature Page to Amendment No. 6 to Collaboration and Exclusive License Agreement]

APPENDIX A

Investigator-Sponsored Studies

[*]

Appendix A

APPENDIX B

Ongoing Clinical Trials

[*]

Appendix B

APPENDIX C

Planned Publications

[*]

Appendix C

APPENDIX D

Patents

[*]

Appendix D